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                                                                  EXHIBIT 10.16


                                                     [LUCENT TECHNOLOGIES LOGO]



September 14, 2000



Jack Ingram
XETA Technologies, Inc.
1814 W. Tacoma
Broken Arrow, OK  74012


RE: NOTICE OF ASSIGNMENT

As you know, Lucent Technologies Inc. ("Lucent") announced on March 1, 2000 plans to spin off its PBX, SYSTIMAX(R) structured cabling and LAN-based data business (collectively referred to as "Enterprise Networks Group") to shareowners, forming a separate company that will focus directly and independently on the enterprise networking market.* The new company known as Avaya Inc., will commence operations with revenues of approximately $8 billion per year and a customer list that includes more than ninety percent of the Fortune 500 companies. Avaya will be a wholly owned subsidiary of Lucent immediately prior to the spin-off which is expected to occur on October 1, 2000.

The purpose of this letter is to provide formal notice that all contracts and agreements previously entered into between your company and Lucent for products and services from the Enterprise Networks Group are assigned from Lucent to Avaya, effective immediately prior to the spin-off on October 1, 2000.

Though our name has changed, we continue to be committed to serving our global markets and to providing the same quality products and customer service with the same professionalism and integrity you have come to know and expect.

All of us at Avaya look forward to serving your communication networking needs as we move forward as an exciting, fully independent business.


/s/ JAN BURTON


Jan Burton
National Sales Vice President

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*The Enterprise Networks Group's PBX and voice messaging businesses were included in Lucent's former Business Communications Systems business unit. The SYSTIMAX(R) business was formerly included in Lucent's Network Systems business unit.